Filed pursuant to Rule 424(b)(3)
File No. 333-264570

EATON VANCE TAX-MANAGED GLOBAL BUY-WRITE OPPORTUNITIES FUND
Supplement to Prospectus dated April 29, 2022

The following replaces the Financial Highlights contained in the Prospectus:

	Year Ended December 31,
	2022	2021	2020	2019	2018
Net asset value – Beginning of year	$ 10.930	$ 10.300	$ 10.470	$ 9.690	$ 11.590
Income (Loss) From Operations
Net investment income(1)	$ 0.102	$ 0.079	$ 0.087	$ 0.129	$ 0.141
Net realized and unrealized gain (loss)	(1.810)	1.421	0.615	1.523	(0.950)
Total income (loss) from operations	$ (1.708)	$ 1.500	$ 0.702	$ 1.652	$ (0.809)
Less Distributions
From net investment income	$ (0.112)	$ (0.164)	$ (0.080)	$ (0.142)	$ (0.129)
From net realized gain	(0.651)	(0.527)	(0.436)	(0.089)	(0.550)
Tax return of capital	(0.080)	(0.181)	(0.356)	(0.641)	(0.413)
Total distributions	$ (0.843)	$ (0.872)	$ (0.872)	$ (0.872)	$ (1.092)
Premium from common shares sold through shelf offering(1)	$ 0.001	$ 0.002	$ —	$ —	$ 0.001
Net asset value – End of year	$ 8.380	$ 10.930	$ 10.300	$ 10.470	$ 9.690
Market value – End of year	$ 7.760	$ 11.190	$ 9.680	$ 10.370	$ 9.530
Total Investment Return on Net Asset Value(2)	(15.73)%	15.19%	8.55%	18.05%	(7.72)%
Total Investment Return on Market Value(2)	(23.77)%	25.48%	3.00%	18.88%	(11.76)%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$ 918,958	$ 1,189,319	$ 1,107,600	$ 1,125,503	$ 1,040,883
Ratios (as a percentage of average daily net assets):
Expenses	1.11%(3)	1.09%	1.10%	1.10%	1.09%
Net investment income	1.11%	0.74%	0.91%	1.26%	1.27%
Portfolio Turnover	12%	3%	7%	2%	4%

(See related footnotes.)

	Year Ended December 31,
	2017	2016	2015	2014	2013
Net asset value – Beginning of year	$ 10.710	$ 11.560	$ 12.290	$ 13.130	$ 12.370
Income (Loss) From Operations
Net investment income(1)	$ 0.135	$ 0.163	$ 0.183	$ 0.233	$ 0.173
Net realized and unrealized gain	1.850	0.155	0.255	0.095	1.754
Total income from operations	$ 1.985	$ 0.318	$ 0.438	$ 0.328	$ 1.927
Less Distributions
From net investment income	$ (0.149)	$ (0.155)	$ (0.183)	$ (0.242)	$ (0.189)
Tax return of capital	(0.956)	(1.013)	(0.985)	(0.926)	(0.979)
Total distributions	$ (1.105)	$ (1.168)	$ (1.168)	$ (1.168)	$ (1.168)
Anti-dilutive effect of share repurchase program(1)	$ —	$ —	$ —	$ —	$ 0.001
Net asset value – End of year	$ 11.590	$ 10.710	$ 11.560	$ 12.290	$ 13.130
Market value – End of year	$ 11.920	$ 10.070	$ 11.230	$ 11.020	$ 12.100
Total Investment Return on Net Asset Value(2)	19.28%	3.46%	3.92%	2.97%	17.46%
Total Investment Return on Market Value(2)	30.47%	0.14%	12.59%	0.19%	25.26%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$ 1,236,915	$ 1,139,577	$ 1,230,445	$ 1,308,077	$ 1,397,576
Ratios (as a percentage of average daily net assets):
Expenses(4)	1.09%	1.10%	1.09%	1.10%	1.10%
Net investment income	1.20%	1.50%	1.50%	1.80%	1.37%
Portfolio Turnover	1%	8%	7%	2%	2%
(1)	Computed using average shares outstanding.
(2)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested. Distributions are assumed to be reinvested at prices obtained under the Fund’s dividend reinvestment plan.
(3)	Includes a reduction by the investment adviser of a portion of its adviser fee due to the Fund’s investment in the Liquidity Fund (equal to less than 0.005% of average daily net assets for the year ended December 31, 2022).
(4)	Excludes the effect of custody fee credits, if any, of less than 0.005%. Effective September 1, 2015, custody fee credits, which were earned on cash deposit balances, were discontinued by the custodian.

April 18, 2023